Exhibit 10.2

PRECISION CASTPARTS CORP.

NONEMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

2003 RESTATEMENT

December 1, 2003

Precision Castparts Corp.,
an Oregon corporation
4650 SW Macadam, Suite 440
Portland, OR 97239	Company

TABLE OF CONTENTS

1.	PLAN ADMINISTRATION
2.	ELIGIBILITY; DEFERRAL ELECTIONS
3.	DEFERRED FEE ACCOUNTS
4.	PHANTOM STOCK FUND
5.	TIME AND MANNER OF PAYMENT
6.	DEATH
7.	TERMINATION; AMENDMENT
8.	CLAIMS PROCEDURE
9.	GENERAL PROVISIONS
10.	DEFINITION OF CHANGE IN CONTROL
11.	EFFECTIVE DATE

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PRECISION CASTPARTS CORP.

NONEMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

2003 RESTATEMENT

December 1, 2003

Precision Castparts Corp.,
an Oregon corporation
4650 SW Macadam, Suite 440
Portland, OR 97239	Company

Precision Castparts Corp. (the “Company”) adopted the Nonemployee Directors’ Deferred Compensation Plan (the “plan”) to create a deferred compensation arrangement for members of the Board of Directors of the Company (the “Board”) who are not employees (“Nonemployee Directors,” or “Directors”).  In order to make a number of changes in the operation of the plan, the Company adopts this 2003 Restatement as an amendment to the plan on the terms set forth below.

1.                                      Plan Administration

The Chief Executive Officer (“CEO”) of the Company shall appoint one or more employees of the Company as Administrator of the plan.  The Administrator shall interpret and administer the plan and for that purpose may make, amend or revoke rules and regulations at any time.  The Administrator shall have absolute discretion to carry out responsibilities established under this plan.

2.                                      Eligibility; Deferral Elections

2.1                               A Nonemployee Director may elect as provided below to defer all or a specified part of the Directors’ Fees payable to the Director. An election shall be in writing on a form prescribed by the Administrator and shall specify the time and manner of payment of the deferred amounts in accordance with other provisions of this plan.

2.2                               An election to defer Directors’ Fees received by the Administrator on or before December 31 of any year shall be effective for fees payable for the succeeding calendar year.  A new fee deferral election must be made for each calendar year.

2.3                               In the first year in which a Director becomes eligible to participate in the Plan, the newly eligible Director may make an election to defer Directors’ Fees payable to him or her for services to be performed subsequent to the election by submitting the election to the Administrator on or before the date of the next regular or special Board meeting after the Director first becomes eligible.  The election shall be effective as of the date of the regular or special Board meeting on or next after the date the election is made.

2.4                               The Company may withhold from any deferral, or from nondeferred fees payable at the same time, any amounts required by applicable law and regulations.

3.                                      Deferred Fee Accounts

3.1                               The Company shall deduct from Directors’ Fees and credit to a Directors’ Fee Deferral Account (the “Account”) each Directors’ Fee amount deferred under this plan.  The Account shall be credited as of the day the deferred Directors’ Fee would otherwise have been paid to the Director.

3.2                               Until full payment of an Account balance has been made to the Director or beneficiaries entitled to the amount identified by the Account (the “Participant”), the Company shall credit or debit the Account, as the case may be, for investment performance as follows:

(a)                                  The investment result shall be determined by the Performance Option(s) selected by the Participant.  A Participant may select more than one Performance Option in accordance with procedures designated by the Administrator.

(b)                                 Participants may select Performance Options under Section 3.2(c), and, except for selections made with respect to the Phantom Stock Fund, may change an existing selection, on any business day and in a manner prescribed by the Administrator, such change to be effective on the next business day.  Except for selections made with respect to the Phantom Stock Fund, a change in a Participant’s selection of one or more Performance Options shall apply only to the existing amounts in the Participant’s Account, only to future deferral amounts, or to both, as selected by the Participant.  Changes by a Participant with respect to the Phantom Stock Fund Performance Option (other than changes relating to the settlement of Phantom Stock Units, as defined below, in shares of Company Common Stock) shall be governed by Section 4.4.

(c)                                  The Performance Options shall be as follows:

(i)                                     The commercial prime lending rate of the Bank of America or its successor, plus 2 percentage points, as in effect from time to time (“Prime Rate plus 2 Percent”).

(ii)                                  The Phantom Stock Fund (as described in Part 4).

(iii)                               Other Performance Options shall be those listed in Appendix A and shall be the same as for the Executive Deferred Compensation Plan.  The CEO shall have authority to add new Performance Options to the list in Appendix A and to remove Performance Options from the list, subject to Section 7.2(b).

(d)                                 When the Prime Rate plus 2 Percent Performance Option has been selected, Accounts shall be revalued daily based on the current rate in effect.

(e)                                  When the Phantom Stock Fund Performance Option has been selected, Accounts shall be credited, debited and revalued as provided in Section 4.2.

(f)                                    When any of the Performance Options listed in Appendix A has been selected, amounts deferred shall be credited as equivalent shares at the closing price on the day of the deferral.  All equivalent shares shall be revalued up or down daily to the closing price.

(g)                                 Upon a change of selection from a Performance Option listed in Appendix A, the Account shall be credited or debited, as the case may be, based on the value of the equivalent shares at the closing price on the business day preceding the day on which the change takes effect.

3.3                               Each Participant’s Account shall be maintained on the books of the Company until full payment has been made to the Participant entitled to the amount identified by the Account.  No assets shall be set aside or earmarked to fund the Account, which shall be purely a bookkeeping device.

4.                                      Phantom Stock Fund

4.1                               (a)                                  “Phantom Stock Fund” refers to a Performance Option tied to the performance of the Company’s Common Stock, as described more specifically in this Part 4.

(b)                                 “Current Director” refers to a Director who is currently serving on the Company’s Board or has served on the Company’s Board or been a Company employee or officer in the previous six months.  “Former Director” refers to a Director who has not served on the Company’s Board or been a Company employee or officer in the previous six months.

(c)                                  Provisions of this Part 4 contain special rules applicable to the Phantom Stock Fund.  However, unless otherwise expressly provided, the Phantom Stock Fund is subject to all of the plan provisions applicable to other Performance Options.

4.2                               (a)                                  (i)                                     The part of a Participant’s Account that is allocated to the Phantom Stock Fund, if any, shall be credited or debited, as the case may be, as if it were 100% invested in Common Stock of the Company.  Each amount credited to the Phantom Stock Fund shall be credited in units (“Phantom Stock Units”), which Phantom Stock Units shall be calculated by dividing the amount credited to the Phantom Stock Fund by the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of crediting.  Fractional Phantom Stock Units shall be credited to three decimal points.

(ii)                                  Phantom Stock Units in a Participant’s Account shall be revalued up or down daily to the closing price of the Company’s Common Stock on the New York Stock Exchange.

(iii)                               If a Former Director (or a beneficiary entitled to the amount identified by such Former Director’s Account) changes a Performance Option selection such that existing amounts in the Former Director’s Account are debited from the Phantom Stock Fund, the Account shall be adjusted based on the value of Phantom Stock Units on the last business day prior to the date of debiting, as determined by the closing price of the Company’s Common Stock on the New York Stock Exchange on such date.  Fractional Phantom Stock Units shall be debited to three decimal points.

(b)                                 To the extent cash dividends are paid on the Company’s Common Stock, a Participant’s Account shall be credited with phantom dividends, which shall equal the per-share dividend paid on the Company’s Common Stock multiplied by the number of Phantom Stock Units in a Participant’s Account on the record date for the dividend.  Phantom dividends shall be credited to an Account in the form of additional Phantom Stock Units (calculated in the manner described in Section 4.2(a)).

(c)                                  In the event of any change in the Company’s Common Stock by reason of a recapitalization, reclassification, stock split, reverse stock split, combination of shares or similar transaction, the number of Phantom Stock Units held by a Participant under the plan shall be proportionately adjusted.

4.3                               No voting or other rights of any kind associated with ownership of the Company’s Common Stock shall inure to a Participant by virtue of the allocation of all or any part of an Account to the Phantom Stock Fund.

4.4                               (a)                                  A Director may not under any circumstances select the Phantom Stock Fund Performance Option to apply to future deferral amounts.

(b)                                 One time each calendar year, on a date set by the Administrator, a Participant who is currently serving on the Company’s Board or as a Company employee or officer may change his or her Performance Option selection applicable to the existing amounts in his or her Account to provide for all or a part of such existing amounts to be credited to the Phantom Stock Fund.  A Current Director may not under any circumstances change his or her Performance Option selection with respect to the existing amounts in his or her Account to provide for any part of such existing amounts to be debited from the Phantom Stock Fund.

(c)                                  On any business day, a Former Director (or a beneficiary entitled to the amount identified by such Former Director’s Account) may, in a manner prescribed by the Administrator, change a Phantom Stock Fund Performance Option selection such that existing amounts in the Former Director’s Account are debited from the Phantom Stock Fund.  Such a change will be effective on the next business day.  Neither a Former Director nor a beneficiary entitled to the amount identified by such Former Director’s Account may under any circumstances change a Phantom Stock Fund Performance Option selection to provide for any existing amounts in the Former Director’s Account to be credited to the Phantom Stock Fund.

4.5                               Subject only to Section 6.1, cash payments or withdrawals with respect to the Phantom Stock Units in a Current Director’s Account may not be made or commence under any circumstances (and regardless of the manner of payment selected under Sections 5.2 and 5.3) until the Director becomes a Former Director.

5.                                      Time and Manner of Payment

5.1                               Subject to Sections 5.4, 5.5, 6.1 and 7.3, the Account shall be paid or payment commenced after one of the following dates as selected under Section 5.3(a):

(a)                                  The date the Director’s service on the Company’s Board ends, provided, however, that, subject only to Section 6.1, no cash payments shall be payable with respect to Phantom Stock Units until the date that is two days after the date on which the Director becomes a Former Director; or

(b)                                 The date that is from 1 to 20 whole years (as elected by the Director) after the end date of the Director’s service on the Company’s Board.

5.2                               The manner of payment of the Account shall be in one or a combination of the following, as selected under Section 5.3(b):

(a)                                  (i)                                     In the case of payments with respect to Performance Options other than the Phantom Stock Fund, in a single lump sum as soon as practicable after the next December 31 following the date described in Section 5.1(a) or 5.1(b), whichever applies (subject to Sections 5.4, 5.5, 6.1 and 7.3); or

(ii)                                  In the case of cash payments with respect to Phantom Stock Units, in a single lump sum as soon as practicable after the next December 31 following the date described in Section 5.1(a) or 5.1(b), whichever applies, provided, however, that no payment with respect to Phantom Stock Units shall be made before the date that is two days after the date on which the Director becomes a Former Director (subject only to Section 6.1); or

(iii)                               In the case of shares of the Company’s Common Stock paid on account of the value of Phantom Stock Units (excluding fractional Phantom Stock Units), in a single lump sum of shares of Company Common Stock within a period of time set by the Administrator and measured from the end date of the Director’s service on the Company’s

Board (which period shall not exceed 30 days), provided, however, that payments with respect to any fractional Phantom Stock Units in a Current Director’s Account shall be governed by Sections 4.5, 5.1 and 5.2(a)(ii).

(b)                                 In 2 to 20 substantially equal annual installments (as elected by the Director), subject to the following.  If a Director postpones commencement of payment by selecting a date under Section 5.1(b), the number of years of postponement elected under Section 5.1(b) plus the number of installments elected under this Section 5.2(b) shall not total more than 20.  The size of installments shall be fixed so as to be substantially equal based on an assumed return on the Performance Options in the Account over the payment period.  The Administrator shall select the assumed rate, which may be changed each year to reflect actual experience and variations in expected future investment returns.

(i)                                     Installment payments with respect to Performance Options other than the Phantom Stock Fund shall be payable as soon as practicable after each December 31, commencing with the December 31 following the date described in Section 5.1(a) or 5.1(b), whichever applies (subject to Sections 5.4, 5.5, 6.1 and 7.3).

(ii)                                  Installment payments with respect to Phantom Stock Units shall be payable as soon as practicable after each December 31, commencing with the December 31 following the date described in Section 5.1(a) or 5.1(b), whichever applies, provided, however, that no initial installment payment with respect to Phantom Stock Units shall be made before the date that is two days after the date on which the Director becomes a Former Director (subject only to Section 6.1).

5.3                               The time and manner of payment under Sections 5.1 and 5.2 shall be selected by the Director as follows:

(a)                                  The selection of payment time under Section 5.1 shall be made in writing on a form prescribed by the Administrator, which may be part of the deferral election.  The selection may be changed by a subsequent selection, which shall be effective if delivered to the Administrator at least 12 months prior to the date on which the Director’s service on the Company’s Board ends. If the Director’s Board service ends prior to 12 months after a changed selection is delivered, the prior selection shall apply.

(b)                                 The selection of the manner of payment under Section 5.2 shall be made in writing on a form prescribed by the Administrator, which may be part of the deferral election.  The selection may be changed by a subsequent selection, provided payment under the prior selection had not already commenced.  The changed selection shall be effective if delivered to the Administrator at least 12 months prior to the date in Section 5.1(a), 5.1(b) or 5.2(a)(iii), whichever applies to the Director.  Until the changed selection becomes effective, the prior selection shall remain in effect.

5.4                               A Director or surviving spouse may withdraw the Director’s entire Account at any time before the Account otherwise would be payable (except for cash withdrawals of amounts in a Director’s Account that are allocated to the Phantom Stock Fund, which withdrawals shall be governed by Section 4.5).  The amount paid on such a withdrawal shall be discounted ten percent from the stated balance of the Account.  The ten percent discount shall be forfeited as a penalty for early withdrawal.

5.5                               If a Director’s service on the Company’s Board ends involuntarily (by removal of the Director or by expiration of the Director’s term without reappointment) within 24 months after a Change in Control as defined in Part 11, the Director’s Account, except for amounts in a Director’s Account that are allocated to the Phantom Stock Fund, shall be paid in one lump sum within 30 days after the Director’s service on the Company’s Board ends, regardless of the otherwise applicable election.  Payment of amounts in a Director’s Account that are allocated to the Phantom Stock Fund shall be governed by Sections 4.5, 5.2(a)(ii) and 5.2(a)(iii).

5.6                               The Company may withhold from payments to a Director any income tax or other amounts as required by law.

6.                                      Death

6.1                               A Director’s Account shall be payable under Section 6.3 on the Director’s death regardless of the provisions of Part 5 or Section 4.5.

6.2                               On death of a Director the Account shall be paid in the following order of priority:

(a)                                  To the surviving beneficiaries designated by the Director in writing to the Administrator on a form prescribed by the Administrator for that purpose, or if none then

(b)                                 To the Director’s surviving spouse, or if none then

(c)                                  To the Director’s surviving children in equal shares, or if none then

(d)                                 To the Director’s estate.

6.3                               The manner of payment under Section 6.1 shall be as follows:

(a)                                  If the beneficiary is the surviving spouse and the Director elected installments but died before starting to receive payments, the spouse’s payments shall begin as soon as practicable after the following December 31 and the period selected under Section 5.2(b) for the Director’s payments shall govern.  If the Director had already started receiving installments, the surviving spouse shall receive the installments for the remainder of the term selected by the Director.

(b)                                 If the beneficiary is the surviving spouse and the Director did not elect installments, or if the beneficiary is not the surviving spouse, a lump sum shall be paid as soon as practicable to the beneficiary.

6.4                               On death of a surviving spouse receiving installments under Section 6.3(a), the Account shall be paid in a single sum to the spouse’s estate as soon as practicable after death.

7.                                      Termination; Amendment

7.1                               The Board may terminate this plan effective the first day of any calendar year after notice to the Directors.  On termination, amounts in an Account shall remain to the credit of the Account, shall continue to be adjusted and shall be paid in accordance with Parts 4, 5, 6 or 7, as applicable.

7.2                               The plan may be amended at any time by any of the following methods:

(a)                                  The Board may adopt any amendment to the plan.

(b)                                 The CEO may amend this plan to make any change that does not result in a material increase in the Company’s costs.

(c)                                  The CEO may amend this plan to make technical, editorial or operational changes on advice of counsel to comply with applicable law or to simplify or clarify the plan.  The CEO may delegate this amendment authority.

7.3                               If the Internal Revenue Service rules that any amounts deferred under this plan will be subject to current income tax, all amounts to which the ruling is applicable shall be paid within 30 days to all Participants with Accounts (except for amounts allocated to the Phantom Stock Fund, which payment of such amounts shall be governed by Sections 4.5, 5.2(a)(ii) and 5.2(a)(iii)).

8.                                      Claims Procedure

8.1                               Any Participant claiming a benefit, requesting an interpretation or ruling under the plan, or requesting information under the plan shall present the request in writing to the Administrator, who shall respond in writing as soon as practicable.

8.2                               If the claim or request is denied, the written notice of denial shall state the following:

(a)                                  The reasons for denial, with specific reference to the plan provisions on which the denial is based.

(b)                                 A description of any additional material or information required and an explanation of why it is necessary.

(c)                                  An explanation of the plan’s review procedure.

8.3                               The initial notice of denial shall normally be given within 90 days after receipt of the claim.  If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be 180 days.

8.4                               Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Administrator.  The original decision shall be reviewed by the Administrator which may, but shall not be required to, grant the claimant a hearing.  On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

8.5                               The decision on review shall ordinarily be made within 60 days.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be 120 days.  The decision shall be in writing and shall state the reasons and the relevant plan provisions.  All decisions on review shall be final and bind all parties concerned.

9.                                      General Provisions

9.1                               The Company’s promise to pay amounts deferred under this plan shall be an unfunded, unsecured obligation, except as follows.  The Company maintains a trust with a financial institution for payment of benefits under this and other nonqualified plans.  The trust is a grantor trust for tax purposes and provides that any assets contributed to the trustee shall be used exclusively for payment of benefits under the nonqualified plans except in the event the Company becomes insolvent, in which case the trust fund shall be held for payment of the Company’s obligations to its general creditors.

9.2                               Any notice under this plan shall be in writing or by electronic means and shall be received when actually delivered or, if mailed, when deposited postpaid as first class mail.  Mail should be directed to the Company at the address stated in this plan, to a Director at the address stated in the Director’s election, to a beneficiary entitled to benefits at the address stated in the Director’s beneficiary designation, or to such other address as the Director or beneficiary may specify by notice to the Administrator.

9.3                               The interests of a Participant under this plan are personal and no such interest may be assigned, seized by legal process or in any way subjected to the claims of any creditor.  The foregoing limitation prohibits, for example, any alienation, anticipation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant.

10.                               Definition of Change in Control

For purposes of this plan, a “change in control of the Company” shall be deemed to have occurred if:

(a)                                  Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

(b)                                 During any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period;

(c)                                  The stockholders of the Company approve a merger or consolidation of the Company with any other company or statutory plan of exchange involving the Company (“Merger”), other than (1) a Merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after the Merger or (2) a Merger effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 20 percent of the combined voting power of the Company’s then outstanding securities; or

(d)                                 The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) or disposition by the Company of all or substantially all of the Company’s assets.

11.                               Effective Date

This 2003 Restatement shall be effective December 1, 2003.  Procedures for changes from provisions of the plan as in effect before this Restatement shall be implemented according to a schedule established by the Administrator.

PRECISION CASTPARTS CORP.

By:	/s/ William D. Larsson

Name:	William D. Larsson
Title:	Senior Vice President and Chief Financial Officer

Date signed: December 1, 2003

APPENDIX A

LIST OF PERFORMANCE OPTIONS

In addition to the Prime Rate plus 2 Percent and Phantom Stock Fund Performance Options, the following Performance Options shall be available:

(a)	Fidelity Aggressive Growth Fund

(b)	Fidelity Growth Company Fund

(c)	Fidelity Equity-Income Fund

(d)	Fidelity Contrafund

(e)	MSDW Small Company Growth Fund B

(f)	Fidelity Low-Priced Stock Fund

(g)	U.S. Equity Indexed Commingled Pool

(h)	Fidelity Diversified International Fund

(i)	Fidelity Intermediate Government Income Fund